                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL PROVIDES A REVIEW OF 2000 FOR EDC

Cleveland, January 23, 2001 - DATATRAK International, Inc. (Nasdaq: DATA) the leading and most experienced Application Service Provider (ASP) in the Electronic Data Capture (EDC) industry announced today that it has made available a review of the year 2000 specifically related to the Company and to certain aspects of the EDC market in general. This Review can be accessed by going to the Company's Web site at www.datatraknet.com and selecting the option "Review of 2000".

DATATRAK International, Inc. is a worldwide Application Service Provider for the electronic data capture industry. The Company provides a suite of EDC software products known as DATATRAK EDC(TM) and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC(TM) was developed in order to deliver clinical research data from investigative sites to sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC(TM) can be deployed worldwide in either a distributed platform using laptop computers, in a centralized server environment with hardwire connections, or via wireless, handheld methodologies. All of these platforms use the Internet for data transmissions through an ASP delivery mode. DATATRAK EDC(TM) software and its earlier versions have successfully supported more than 50 clinical studies encompassing over 1,000 clinical research sites and encompassing greater than 28,000 patients in 31 countries. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Visit the DATATRAK International, Inc. Web site at www.datatraknet.com or www.datatraknet.de.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward- looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC(TM) software; the development and fluctuations in the market for electronic data capture technology; continued unreliability of the Internet infrastructure; the degree of the Company's success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the early stage of the Company's EDC business and operations; and general economic conditions. In addition, the Company's success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

Contacts: Dr. Jeffrey A. Green, President & CEO; Phone 216-921-6505 x112
          Mr. Terry Black, CFO; Phone 216-921-6505 x110